Investor Information	Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234-6034

Mark Oberle
Phone: +1 972 443 4464
Fax: +1 972 332 9373
Mark.Oberle@celanese.com
CELANESE CORPORATION DECLARES
COMMON AND PREFERRED SHARE DIVIDENDS
     DALLAS, October 3, 2006 — CELANESE CORPORATION (NYSE:CE), announced today that it declared quarterly dividends of $0.04 per share on its common stock and $0.265625 per share on its 4.25% convertible perpetual preferred stock, both payable on November 1, 2006.
     The dividends are payable for the period from August 1, 2006 and ending on and including October 31, 2006 to owners of record as of October 15, 2006.
As a global leader in the chemicals industry, Celanese Corporation makes products essential to every day living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.1 billion in 2005, with approximately 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best in class technologies. Based in Dallas, Texas, the company employs approximately 9,300 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company.